SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): December 17, 1999



                              PP&L RESOURCES, INC.
                              --------------------
              (Exact Name of Registrant as Specified in Its Charter)


            Pennsylvania              1-11459                23-2758192
            ------------              -------                ----------
    State or other jurisdiction     (Commission            (IRS Employer
         of Incorporation)          File Number)         Identification No.)


           Two North Ninth Street, Allentown, Pennsylvania 18101-1179
           ----------------------------------------------------------
                  (Address of principal executive offices)


       Registrant's Telephone Number, including Area Code:  (610) 774-5151
                                                            --------------

        (Former name or former address, if changed since last report.)


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ITEM 5.  OTHER EVENTS
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     In 1998, PP&L Global, Inc., a subsidiary of PP&L Resources, Inc., signed separate agreements with The Montana Power Company, Portland General Electric Company and Puget Sound Energy, Inc. to acquire interests in 13 Montana power plants, with 2,372 megawatts of generating capacity, for a purchase price of $1.546 billion, subject to certain conditions. On December 17, 1999, PP&L Global acquired certain generation assets from Montana Power through an indirect subsidiary, PP&L Montana LLC, for a purchase price of $757 million. The assets acquired include 11 hydroelectric power plants, the Hebgen storage reservoir and interests in two coal-fired generating stations and other related assets, totaling 1,315 megawatts of generating capacity. Certain inventories associated with the power plants were also acquired.

     The hydroelectric power plants acquired include the following plants:
Black Eagle, Cochrane, Kerr, Hauser, Holter, Madison, Morony, Mystic, Rainbow, Ryan and Thompson Falls. The acquisition also included Montana Power interests in the coal-fired Colstrip generating station and the coal-fired Corette plant.

     PP&L Montana continues to proceed with the acquisition of approximately 1,000 additional megawatts of Colstrip generating assets owned by Puget Sound and Portland General, subject to certain conditions, including receipt of certain regulatory approvals and third-party consents. Subject to the closing of these transactions, Montana Power could receive up to an additional $150 million for added value resulting from Montana Power's assets being combined with those of Puget Sound and Portland General. Montana Power's 241.5-megawatt leased interest in Colstrip Unit 4 is not included in this transaction, but PP&L Montana hopes to reach an agreement in the future with Montana Power regarding this interest. In the meantime, Unit 4's long-term contracts will continue to be managed by Montana Power.

     PP&L Global also has agreed to acquire certain transmission assets related to the Montana generating assets for an additional $126 million, subject to certain conditions, including receipt of regulatory approvals.

     Upon completion of the Puget Sound and Portland General Colstrip acquisitions, PP&L Global will have 100% ownership interest in the 13 Montana power plants, except for Colstrip Units 3 and 4, in which PP&L Global's ownership interest will be 75% and 45%, respectively. PP&L Global currently expects to complete the acquisitions of the Puget Sound and Portland General Colstrip interests by the first quarter of 2000.

     As part of this transaction, PP&L Resources also has acquired the electricity marketing operation of Montana Power. This energy marketing operation will become part of PP&L EnergyPlus Co., LLC, PP&L Resources' marketing company, and will sell electricity in both the wholesale and retail markets in Montana and throughout the Northwest.

     The purchase price for the Montana Power assets was financed, in part, through an equity infusion of approximately $400 million from PP&L Resources. PP&L Resources funded its equity investment through debt issued by its subsidiary, PP&L Capital Funding. The remainder of the acquisition cost was financed with interim loans made to PP&L Montana by a group of banks. These bank loans are expected to be refunded with a combination of lease financing and longer-term debt in 2000.

                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            PP&L RESOURCES, INC.


Date: December 21, 1999                     By: /s/ John R. Biggar
                                               -----------------------------
                                                 John R. Biggar
                                                 Senior Vice President and
                                                 Chief Financial Officer